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                                                                    EXHIBIT 99.1
                      PRESS RELEASE, DATED AUGUST 16, 2001


FOR IMMEDIATE RELEASE
                                                         Contact: Mark R. Holden
                                                                  (765) 771-5310


                           WABASH NATIONAL CORPORATION
                ANNOUNCES RESTRUCTURING AND COST REDUCTION PLANS

     LAFAYETTE, INDIANA, August 16, 2001 .... Wabash National Corporation
(NYSE: WNC) announced today it has substantially completed a comprehensive review of operations and has received approval from its Board of Directors to implement certain restructuring and cost reduction plans. These plans involve consolidating physical facilities and reducing the Company's workforce by approximately 900 employees, as previously discussed on July 24, 2001. The consolidation of physical facilities includes the closing of its trailer assembly plants in Ft. Madison, IA, and Scott Co., TN, and a parts distribution facility in Montebello, CA. As a result, the Company expects to take a one-time, pre-tax charge of approximately $40 million during the third quarter of 2001. In addition, the Company plans to immediately implement actions that will result in a substantial reduction of the Company's used trailer inventories. As a result, the Company expects to incur pre-tax losses of approximately $28 million on the disposal of these used trailers.

     Commenting on the restructuring and cost reduction plans, Mark R. Holden, Vice President-Chief Financial Officer, stated, "These decisions are very difficult because they affect hardworking Wabash National associates. However, since existing poor market conditions have shown no signs of near-term improvement, the restructuring and cost reduction plans are important to the Company's future in order to align its cost structure with the market. Recently, a Federal Reserve report noted that overall industry capacity in use in the U.S. fell to seventy-seven percent in July, representing the lowest level of utilization since August 1983. Given these conditions, we believe these restructuring and cost reduction plans will put the Company in a much stronger position. In addition, we currently have approximately $100 million of used trailer inventories and anticipate receiving up to $50 million in used trailer trade-ins before the end of the year. We believe our business simply can no longer support these levels of used trailers and the associated infrastructure costs. Therefore, we have put in place plans to significantly reduce our used trailer inventories to approximately $50 million by the end of the year. We expect the total, pre-tax charges related to our restructuring and cost reduction plans and used trailer inventory reductions will be approximately $68 million, of which less than $5 million, pre-tax, will be cash related charges. We also expect these actions will result in annual pre-tax cost reductions of approximately $75 million, without significantly impacting our revenues".



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     Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash and Fruehauf trademarks. The Company believes it is the world's largest manufacturer of truck trailers, the leading manufacturer of composite trailers and through its RoadRailer(R) products, the leading manufacturer of bimodal vehicles. The Company's wholly owned subsidiary, North American Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts, including its Fruehauf and Pro-Par(R) brand products with approximately 50 locations throughout the U.S. and Canada.

     This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including statements made about restructuring and cost reduction plans and reductions in used trailer inventories. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, overall economic conditions affecting purchasing in the trucking industry, dependence on key management, reliance on certain customers and corporate partnerships, shortages of raw materials, dependence on industry trends, export sales and new markets, acceptance of new technology and products, and government regulation. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

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